As filed with the Securities and Exchange Commission on September 10, 1997
                                                     Registration No. 333-29659


================================================================================
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          ----------------------------

                               PAN AM CORPORATION
             (Exact name of registrant as specified in its charter)

       FLORIDA                                            65-0450311
     -----------                                      ------------------
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                       Identification No.)

                              9300 N.W. 36TH STREET
                              MIAMI, FLORIDA 33178
                                 (305) 873-3000
          (Address of principal executive offices, including zip code)

                          ----------------------------

                               JOHN J. OGILBY, JR.
                              9300 N.W. 36TH STREET
                              MIAMI, FLORIDA 33178
                                 (305) 873-3000
                 (Name, address and telephone number, including
                        area code, of agent for service)

                                 WITH A COPY TO:
                           TEDDY D. KLINGHOFFER, ESQ.
                         STEARNS WEAVER MILLER WEISSLER
                           ALHADEFF & SITTERSON, P.A.
                       150 WEST FLAGLER STREET, SUITE 2200
                              MIAMI, FLORIDA 33130
                                 (305) 789-3200

        Approximate date of commencement of proposed sale to the public: from time to time after the effective date of the Registration Statement.
                          ----------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                          ----------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MIGHT DETERMINE.

- --------------------------------------------------------------------------------
================================================================================

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1997


PROSPECTUS

                                7,500,000 SHARES
                               PAN AM CORPORATION
                                  COMMON STOCK

                                  ------------


        Pan Am Corporation ("Pan Am" or the "Company"), a Florida corporation, intends to issue from time to time (i) shares of its common stock, $.0001 par value ("Common Stock"), to holders of its Series A Convertible Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock") upon conversion of the Series A Preferred Stock in accordance with the terms hereof; (ii) shares of its Common Stock to the holders of its Series B Convertible Preferred Stock, par value $.0001 per share (the "Series B Preferred Stock") (the Series A Preferred Stock and the Series B Preferred Stock may sometimes hereinafter be referred to as the "Preferred Stock"), upon conversion of the Series B Preferred Stock in accordance with the terms hereof; and (iii) shares of its Common Stock to the holders of certain warrants to purchase Common Stock issued in connection with the sale and issuance of the Preferred Stock (the "Warrants"), upon exercise of the Warrants, in accordance with the terms hereof. The Preferred Stock and Warrants were issued in April , May and July of 1997, in private placements to institutional and accredited investors pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Act"). The Preferred Stock is convertible at any time into shares of Common Stock at the lesser of a fixed price or a floating price, as described under "Plan of Distribution." The Preferred Stock will be mandatorily converted into shares of Common Stock at a defined conversion price upon expiration of a three year term. Additionally, the Company has the option to (i) redeem the Preferred Stock for cash plus the issuance of a warrant to purchase shares of Common Stock and (ii) mandatorily convert the Series B Preferred Stock into shares of Common Stock, each as more fully described under "Plan of Distribution." No additional consideration is payable upon conversion of the Preferred Stock. The Company will receive proceeds upon the exercise of the Warrants. Unless the context indicates otherwise, the "Company" refers to Pan Am Corporation and its subsidiaries.

               INVESTMENT IN THE COMPANY'S COMMON STOCK IS
               SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 7-20.


                                  ------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ------------

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


               The date of this Prospectus is September 10, 1997.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----


Available Information.......................................................2
Information Incorporated by Reference.......................................3
The Company.................................................................4
Recent Developments.........................................................5
Risk Factors............................................................... 7
Use of Proceeds ............................................................21
Plan of Distribution........................................................21
Transferability.............................................................23
Legal Matters...............................................................23
Experts.....................................................................24


                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy and information statements and other information, with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act, relating to its business, financial statements and other matters. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, N.Y. 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information is also available on the internet at http://www.sec.gov.

        This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the SEC with respect to the securities to which the Prospectus relates, certain parts of which are omitted in accordance with the rules and regulations of the SEC. In addition, certain documents filed by the Company with the SEC have been incorporated in this Prospectus by reference. See "Information Incorporated by Reference." For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement including the exhibits thereto and the documents incorporated herein by reference. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

        The Common Stock is listed on the American Stock Exchange (the "AMEX") and reports and proxy statements and other information concerning the Company also can be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents previously filed with the SEC by the Company are incorporated herein by this reference:

               (1) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996, filed with the SEC on March 31, 1997, and April 30, 1997.

               (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, filed with the SEC on May 15, 1997.


               (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, filed with the SEC on August 14, 1997.

               (4) The Company's Current Report on Form 8-K, dated May 15, 1997, filed with the SEC on June 5, 1997.

               (5) The Company's Current Report on Form 8-K, dated July 8, 1997, filed with the SEC on July 17, 1997.

               (6) The Company's Current Report on Form 8-K, dated August 29, 1997, filed with the SEC on August 29, 1997.

               (7) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, declared effective on March 21, 1994 (Registration No. 33-73428-A).

               (8) The description of Carnival Air contained on pages 65-74 of the Company's Definitive Proxy Statement, filed with the SEC on September 8, 1997.


        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO PAN AM CORPORATION, 9300 N.W. 36TH STREET, MIAMI, FLORIDA 33178, ATTENTION: JOHN J. OGILBY, JR., TELEPHONE (305) 873-3000.

                                   THE COMPANY


        Pan Am is a start-up airline with limited resources in the highly competitive airline industry. Pan Am is not a successor to nor should Pan Am be confused with Pan American World Airways, Inc., a New York corporation ("Former Pan Am"), which ceased operations in 1991. Pan Am is an air carrier providing selected long-haul, high frequency, point-to-point, low fare full service over a limited network of routes throughout the United States and Puerto Rico. From its inception until it commenced flight operations on September 26, 1996, the Company's activities were limited to start-up activities, including raising capital, recruiting key personnel, training and obtaining certification from the Department of Transportation (the "DOT") and the Federal Aviation Administration (the "FAA"). The Company currently provides 11 daily round-trip flights between New York's Kennedy International Airport and Miami, Florida, Los Angeles, California, San Juan, Puerto Rico and Santo Domingo, Dominican Republic and between Miami, Florida and Chicago's Midway Airport. During the period from the Company's inception through June 30, 1997, the Company has realized net revenues of approximately $61.7 million and experienced significant losses in every month aggregating approximately $59.2 million. Pan Am's temporary executive offices are located at 9300 N.W. 36th Street, Miami, Florida, 33178; its telephone number is (305) 873-3000.

        On March 20, 1997, the Company signed an acquisition agreement (the "Merger Agreement"), among the Company, CAL Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of the Company ("acquisition subsidiary"), Air Holding Company, a Florida corporation ("AHC"), and Carnival Air Lines, Inc., a Florida corporation ("Carnival Air"), pursuant to which, among other things, (i) acquisition subsidiary will be merged with and into Carnival Air in a transaction to be accounted for under the purchase method of accounting, as a result of which Carnival Air will become a wholly-owned subsidiary of the Company (the "Merger") and (ii) all outstanding shares of Carnival Air common stock, par value $.0002105 per share (the "Carnival Air Common Stock"), will be converted into an aggregate of 9,523,810 shares of Common Stock, which will constitute approximately 46% of the then outstanding shares of Common Stock, without giving effect to the issuance of (a) approximately 4,748,000 shares of Common Stock upon the exercise of outstanding options and warrants to purchase shares of Common Stock and (b) approximately 5,234,375 shares of Common Stock upon the conversion of the Preferred Stock (assuming, for purposes of example only, a market price of $8.00 and a discount to market of 20% and full conversion of such shares, see "Plan of Distribution"). The consummation of the Merger is subject to the satisfaction of a limited number of conditions, including the approval by Pan Am's shareholders of the issuance of the shares of Common Stock to be issued in connection with the Merger. It is currently anticipated that the Merger will be consummated in September, 1997.

        Carnival Air provides low-fare, full service scheduled passenger air transportation that targets value-conscious leisure and business travelers. Carnival Air currently serves 16 cities with over 50 scheduled daily departures between the Northeast, Florida, California and the Caribbean. Carnival Air also provides commercial and military passenger charters, cargo and third party maintenance and training services. Carnival Air has recently experienced significant losses. During the year ended June 30, 1997, Carnival Air incurred a $75.3 million loss compared to profits of approximately $800,000 for the year ended June 30, 1996. Carnival Air expects such losses to continue for the foreseeable future and expects that it will require additional financing or capital infusions in the near term to continue its operations. Carnival Air's losses have created an immediate liquidity problem for the airline and it has been forced to defer payments on aircraft leases, aircraft and engine overhauls and other operating expenditures. Further, Carnival Air's independent certified public accountants' report includes an emphasis paragraph which indicates conditions exist that raise substantial doubt as to Carnival Air's ability to continue as a going concern. Carnival Air's principal executive offices are currently located at 1815 Griffin Road, Suite 205, Dania, Florida, 33004-2213; and its telephone number is (954) 923-8672.

                               RECENT DEVELOPMENTS

NATIONSBANK FACILITY


        On August 1, 1997, Carnival Air, as borrower, Pan Am, AHC and Mr. Micky Arison, as guarantors, and NationsBank, National Association, as Lender (the "Lender"), executed a credit agreement (the "NationsBank Credit Agreement") under which the Lender provided two revolving credit bridge facilities (each a "Facility" and collectively, the "NationsBank Facility") of up to an aggregate of $25 million for use by Carnival Air for working capital and general corporate purposes and for the repayment by Carnival Air of up to $5 million in existing bank debt. Each of the Facilities permit Carnival Air to borrow up to $12.5 million, with borrowings under such Facilities maturing one year after the date of closing, subject to certain repayment requirements. The NationsBank Credit Agreement contains conditions and covenants, including, among other things, dividend or other restricted payment limitations, capital expenditure requirements and negative pledge covenants. There is no assurance that Carnival Air, even with the NationsBank Facility, will generate sufficient cash to fund its operations and significant cash requirements or that, upon consummation of the Merger, Pan Am's management will be able to improve the results of operations of Carnival Air or effectuate a combination of the airlines which will operate on a profitable basis.

        Mr. Micky Arison, an affiliate of the principal shareholder of Carnival Air, and AHC provided a guaranty of payment with respect to one of the Facilities ("Facility B"). After the consummation of the Merger, Mr. Arison's guaranty will be converted from a guaranty of payment to a guaranty of collection and AHC's guaranty will be terminated. Pan Am provided a guaranty of collection of the other Facility ("Facility A" which will be binding on Pan Am whether or not the Merger is consummated). In the event that the Merger is consummated, Pan Am's guaranty of Facility A will be converted into a guaranty of payment of the entire NationsBank Facility. Carnival Air's obligations are secured by substantially all of its assets. Pan Am's guaranty is secured by a first priority lien on substantially all of its assets. AHC's guaranty is secured by a pledge of all of the securities of Carnival Air owned by it.

        Amounts borrowed under the NationsBank Facility bear interest at the prime rate of interest as quoted by the Lender for Facility B, and at a fixed percentage over such prime rate for Facility A (beginning at 3% per annum over such prime rate for the first six months and increasing by 1.5% per annum for each of the next three month periods). Carnival Air is required to pay to the Lender substantial fees relating to the NationsBank Facility. Additionally, Pan Am issued to the Lender, as further consideration, warrants to purchase up to 550,000 shares of Common Stock at an exercise price equal to $7.917, exercisable over ten years with a staggered vesting schedule based on the funding of the NationsBank Facility. Further, Pan Am, Carnival Air and Mr. Arison entered into an agreement pursuant to which Carnival Air, prior to the Merger, and Pan Am after consummation of the Merger, will pay Mr. Arison a guaranty fee in an amount equal to the difference between the cost to the borrower of Facility A and Facility B and certain additional amounts if the Merger were not consummated prior to August 31, 1997. As of September 5, 1997, Carnival Air has drawn down $15 million of the NationsBank Facility.

        Each of the parties to the Merger Agreement also entered into a First Amendment to Acquisition Agreement dated July 8, 1997 pursuant to which the latest date upon which the Merger could occur was extended to August 31, 1997. On July 9, 1997, the parties to the Merger Agreement entered into a Second Amendment to Acquisition Agreement (the "Second Amendment"), pursuant to which the conditions required to close the Merger were further limited and which presented a mechanism for either party to extend the latest date upon which the Merger could occur to September 30, 1997. The Second Amendment provides that, among other things, the conditions relating to governmental and other consents are eliminated, as well as the provision concerning Carnival Air's ability to terminate the

Merger Agreement if the price of the Common Stock falls below $6.00 per share. The Second Amendment became effective upon the closing of the NationsBank Facility. On August 26, 1997, the parties entered into a Third Amendment to Acquisition Agreement which provided a mechanism for either party to extend the latest date upon which the Merger could occur to November 30, 1997.

POSSIBLE SALE OF ADDITIONAL SECURITIES

        Pan Am is currently engaged in discussions with one or more investment banking firms with respect to conducting an offering of up to $115,000,000 of its securities pursuant to Rule 144A promulgated under the Securities Act. It is anticipated that such securities will be a new series of convertible preferred stock. It is further contemplated that all subscriptions for such securities would be received prior to the Merger and release of such funds and closing of such transaction would also be conditioned upon the consummation of the Merger. It is currently anticipated that the proceeds from such offering will be used to
(i) repay Carnival Air's indebtedness, (ii) repay Pan Am's $5 million "bridge loan" received from Metropolitan Dade County, (iii) redeem the Company's Series A Preferred Stock for approximately $22.5 million and (iv) for general working capital purposes. It is further anticipated that upon closing of such offering, the Company will redeem or convert all of the outstanding shares of the Series B Preferred Stock. There can be no assurances that any such offering will ever be consummated.

                                  RISK FACTORS

        The business of Pan Am involves certain elements of risk. Additionally, both the Merger and the business of Carnival Air involve certain elements of risk. In addition to the other information contained or incorporated by reference herein, the following factors relating to the Company, the Merger and Carnival Air should be considered in evaluating the Company and its business prospects. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. When used in this Prospectus, or in the documents incorporated by reference herein, the words "anticipate", "believe", "estimate", "may", "intend" and "expect" and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. The considerations listed below represent certain important factors the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company. It should be recognized that other risks, including general economic factors and expansion strategies, may be significant, presently or in the future, and the risks set forth below may affect the Company to a greater extent than indicated.


        LIMITED OPERATING REVENUES; OPERATIONAL LOSSES; SIGNIFICANT NEED FOR ADDITIONAL FINANCING. Pan Am is a start-up airline which has only limited flight operations which commenced on September 26, 1996. During the period from the Company's inception through June 30, 1997, the Company has realized net revenues of $61.7 million and experienced significant losses in every month aggregating $59.2 million. The Company expects losses to continue for the foreseeable future. Historically, Pan Am has funded its operations solely through financing activities and Pan Am will require significant additional financing until Pan Am becomes profitable.

        Carnival Air has also recently experienced significant losses. During the fiscal year ended June 30, 1997, Carnival Air incurred a $75.3 million loss compared to profits of approximately $800,000 for the fiscal year ended June 30, 1996. Carnival Air expects such losses to continue for the foreseeable future and expects that it will require significant additional financing or capital infusions in the near term to continue its operations. Carnival Air's losses have forced it to defer payments on aircraft leases, aircraft and engine overhauls and other operating expenditures. Four of Carnival Air's A300 aircraft have recently been replevied by their lessors and their respective leases terminated due to disputes between Carnival Air and the lessors over unpaid rent and maintenance reserves owed to Carnival Air. As a result of these terminations, Carnival Air took a charge in excess of $13 million (including a write-off of assets related to the return of aircraft amounting to $10 million) in the fourth quarter of fiscal 1997, which management believes is sufficient to cover any additional costs and penalties that may be assessed in connection with the lease terminations. The termination of any additional aircraft leases and the resulting cost and penalties associated therewith could have a further material adverse effect on Carnival Air's financial condition and results of operations. Carnival Air also recorded an impairment charge in excess of $12 million in the same period. Due to Carnival Air's projected continuing losses and projected negative cash flows it was necessary to write-off certain assets. Carnival Air's payables and accruals at June 30, 1997 were approximately $55 million, of which approximately $10 to $15 million could be considered past due. Carnival Air believes that the NationsBank Facility will only provide sufficient capital to satisfy all of its cash requirements and fund losses through the middle of October 1997; however, there are no assurances that such financing will satisfy such requirements. In the event Carnival Air is unable to finance operations, Carnival Air may be required to adopt one or more alternatives, such as reducing or delaying additional expenditures or otherwise curtailing operations or seeking protection under bankruptcy laws. The pro forma combined condensed financial information for the combined entities for the twelve months ended December 31, 1996 and the six months ended June 30, 1997 show a combined loss of approximately $61.8 million and $91.6 million, respectively.

        There is no assurance that upon consummation of the Merger, Pan Am's management will be able to reduce such losses or effectuate a combination of the airlines which will operate on a profitable basis. Additionally, neither Pan Am nor the combined companies after the Merger will generate sufficient cash to fund Pan Am's and Carnival Air's operations and significant cash requirements. Pan Am will likely be required to seek additional sources of capital to fund these losses and cash requirements. Except with respect to the NationsBank Facility and the possible sale of shares of a new series of preferred stock as discussed under "Recent Developments," Pan Am has no current arrangements with respect to, or sources of additional financing. There can be no assurances that the proceeds from the NationsBank Facility or the possible sale of additional shares of preferred stock will be able to satisfy all of its cash requirements or fund the Company's combined operating losses beyond the next several months or that any additional financing will be available to Pan Am on acceptable terms, if at all. To the extent Pan Am is not able to generate sufficient revenues or obtain additional financing and its cash requirements were to continue to exceed its available capital and financing, Pan Am would be forced to reduce or discontinue some or all of its operations.

        Over the near term, Pan Am will be required to expend significant funds to cover its and Carnival Air's operating shortfalls. Pan Am's ability to achieve profitability is dependent in part on its ability to successfully integrate the two companies and increase the combined company's revenues. To date, Pan Am has received limited revenues and there is no assurance when, if ever, Pan Am will achieve profitability. Pan Am's prospects, both now and following the Merger, therefore, must be evaluated in light of the risks, expenses and complications normally encountered by a small "start-up" company with limited resources in the highly competitive airline industry, which is characterized by a high risk of failure. Significant delays or complications in reducing each of Pan Am's and Carnival Air's operating losses and achieving the anticipated synergies of the combined company would have a material adverse effect on Pan Am's financial condition and results of operations.

        CARNIVAL AIR GOING CONCERN CONSIDERATION; POTENTIAL ADVERSE EFFECTS OF PRIOR AND EXPECTED FUTURE LOSSES. During the year ended June 30, 1997, Carnival Air incurred a $75.3 million loss compared to profits of approximately $800,000 for the year ended June 30, 1996. Carnival Air's independent certified public accountants' report includes an emphasis paragraph which indicates conditions exist that raise substantial doubt as to Carnival Air's ability to continue as a going concern. Carnival Air anticipates that it will continue to incur losses and negative cash flow through at least October 1997. Carnival Air's management currently anticipates that, in the event that the NationsBank Facility is insufficient to meet Carnival Air's capital requirements, Carnival Air may be required to adopt one or more alternatives to its proposed expenditures, such as sales of aircraft or other assets, the reduction or delay of capital expenditures and certain aircraft and engine overhauls or the curtailment of operations. If these measures are unsuccessful, Carnival Air could be forced to seek protection under bankruptcy laws. There can be no assurance that any of such alternatives will provide sufficient capital for Carnival Air to meet its obligations.

        HIGH LEVERAGE AND DEBT SERVICE ASSOCIATED WITH NATIONSBANK FACILITY AND OTHER CARNIVAL AIR DEBT; PAN AM GUARANTY OF NATIONSBANK FACILITY. Upon the consummation of the Merger, the NationsBank Facility poses certain risks for Pan Am, including the risks that Pan Am and its subsidiaries may not generate sufficient cash flow to service such indebtedness; that Pan Am will be unable to renegotiate the terms of such indebtedness; that it may be unable to obtain additional financing in the future; that, to the extent it is significantly more leveraged than its competitors, Pan Am may be placed at a competitive disadvantage; and that Pan Am's capacity to respond to market conditions and other factors may be adversely affected. Pan Am's ability to service its debt will depend on its future performance, which will be subject to prevailing economic and competitive conditions and other specific factors discussed herein, as well as developments in capital markets generally. The terms of the NationsBank Facility (i) require Pan Am to maintain minimum levels of liquidity and net worth and to meet specified financial ratios, (ii) limit the issuance of debt by Pan Am and of debt or preferred stock by Pan Am's subsidiaries, (iii) restrict the ability of its subsidiaries to pay dividends or make distributions to Pan Am, (iv) restrict Pan Am's ability to pay dividends, redeem capital stock or subordinated debt, make certain investments or issue capital stock, place additional liens on its or its subsidiaries' property, incur additional long-term indebtedness, make capital expenditures in excess of specified limitations, and enter into mergers or similar transactions, and (v) limit certain corporate acts and transactions by Pan Am. Such provisions could adversely affect Pan Am's ability to pursue its strategy of growth through acquisitions.

        Additionally, Pan Am has guaranteed a portion of the NationsBank Facility, which guaranty will become a guaranty of the entire NationsBank Facility upon the Merger. However, if the Merger does not occur for any reason, it is likely, given Carnival Air's financial condition , that Pan Am may be called upon to satisfy at least a portion of the guaranteed portion of the debt. Although management believes that because Pan Am's guaranty prior to the Merger is a guaranty of collection and not of payment that Pan Am's financial obligation under such circumstances would be lessened, there can be no assurance that Pan Am would nevertheless be required to expend material amounts in satisfying such obligations.

        It should further be noted that the terms of the NationsBank Facility become increasingly expensive after the Merger. There can be no assurances that Pan Am will be able to refinance such financing after the Merger. The failure to promptly refinance the NationsBank Facility after the Merger could have a material adverse effect on Pan Am's operations.

        RISKS OF INADEQUATE CASH FLOW. Management believes that Carnival Air's operating activities will not generate sufficient cash flow to adequately fund its current operations, including debt service and aircraft lease requirements. There can be no assurance that sources of funds will be available in amounts sufficient for Carnival Air to meet its obligations. Carnival Air believes that the NationsBank Facility should provide sufficient capital to satisfy all of its cash requirements and fund losses through the middle of October 1997; however, there are no assurances that such financing will satisfy such requirements. In the event Carnival Air is unable to finance operations, Carnival Air may be required to adopt one or more alternatives, such as reducing or delaying additional expenditures or otherwise curtailing operations or seeking protection under bankruptcy laws. In view of Carnival Air's anticipated capital expenditures and the competitive environment in which Carnival Air operates, any inability to obtain additional financing will have a material adverse effect on Carnival Air's prospects and future results of operations.

        NONREALIZATION OF SYNERGIES OR OTHER BENEFITS FROM THE MERGER. The Merger involves the integration of two companies that have previously operated independently. Among the factors considered by the Board of Directors of Pan Am in connection with its approval of the Merger Agreement were the opportunities for economies of scale and operating efficiencies that could result from the Merger and the potential for increased market penetration in Carnival Air's existing operations through utilization of the "Pan Am" name. Pan Am's growth and profitability will be affected by its ability to integrate the respective business, operations and employees of Carnival Air and Pan Am. Although Pan Am expects to achieve annual savings in operating costs as a result of the Merger, no assurance can be given that these savings or other benefits and operating synergies anticipated from such consolidation and combination will be realized. Moreover, there can be no assurance that the Company will be able to achieve such increased market penetration through utilization of the "Pan Am" name or that the combined entity will ever achieve profitable operations. To date, Pan Am's operations have not been profitable, in significant part due to its inability to attract sufficient passenger traffic on its widebody aircraft to make utilization of such widebody aircraft profitable. Under Pan Am's existing regulatory certificates, it is limited to operating not more than eight widebody aircraft. Carnival Air's existing regulatory certificates do not limit the number or type of aircraft it may operate. The failure of Pan Am to utilize narrowbody aircraft given its existing traffic flow could have a material adverse effect on its operations. Although the Merger would permit Pan Am to utilize Carnival's narrowbody aircraft, there are no assurances that Pan Am will be able to operate such aircraft profitably. The DOT does not have direct jurisdiction to approve or disapprove the Merger; however, it always has jurisdiction to review a certified carrier's ability to be fit as an air carrier. Based on such fitness review, the DOT could determine that, as a result of the Merger, Carnival Air and/or Pan Am may not continue to be fit to be an air carrier, in which case changes in either of the companies' operating or capital structure may be necessary to insure the continuing fitness of Carnival Air and/or Pan Am. Such determination by the DOT could have a material adverse effect on Pan Am and its prospects.

        POTENTIAL EFFECTS OF FUTURE AIRLINE INCIDENTS. The public's perception of smaller, regional and new entrant carriers suffered a major blow in May 1996 after the ValuJet incident, which was widely believed to be caused by inadequate safety procedures. The public's lack of confidence in small, regional and new entrant carriers led to a deterioration in the financial condition of several such airlines. The occurrence of any additional similar incidents may further deteriorate the public's perception of smaller carriers, and may impact the willingness of certain travelers to fly on such carriers. Moreover, such incidents may lead the FAA, the DOT and other governmental agencies to increase the scrutiny airlines receive from such agencies and may also cause such agencies to promulgate additional regulations that may affect the operations of these and other carriers. In light of the above, the Company believes that any airline incident and the related or unrelated imposition of increased scrutiny or additional regulations by various governmental agencies could have a material adverse effect on the Company.

        EFFECT OF GENERAL ECONOMIC CONDITIONS. The airline industry is highly competitive and industry earnings are volatile. Due to high fuel costs, unfavorable economic conditions, intense competition and various other factors, the airline industry suffered unprecedented losses from 1990 through 1993, with poor financial performance continuing into 1994. During these periods, a number of carriers were forced to file for bankruptcy and ultimately ceased operations and others filed for bankruptcy and reorganized. The industry has experienced and continues to experience substantial restructuring as most established carriers have implemented varying strategies in pursuit of profitability. The introduction of deeply discounted fares by one or more major United States airlines or a general downturn in the United States economy could have a material adverse effect upon Pan Am and the industry.

        RISK TO PAN AM IF THE MERGER IS NOT CONSUMMATED. Pan Am will face significant risks in the event that the Merger is not consummated. If the Merger were not consummated, Pan Am would lose the benefits of the enhanced revenues and cost synergies anticipated to be realized from the Merger. In that case, Pan Am would be required to attempt to achieve such enhanced revenues and cost synergies through, among other means, internal growth, which could be significantly more expensive and time consuming than achieving them through the Merger. Given the significant losses it has experienced and continues to experience, there are no assurances that Pan Am would have sufficient resources to sustain such growth until it becomes profitable. Finally, in the event the Merger is not consummated, Pan Am may suffer the financial consequences of being a guarantor of the NationsBank Facility without having received any of the corresponding benefits of the Merger or such Facility. See "Risk Factors--High Leverage and Debt Service Associated with NationsBank Facility and Other Carnival Air Debt; Pan Am Guaranty of NationsBank Facility."

        DILUTIVE AND OTHER ADVERSE EFFECTS OF OUTSTANDING OPTIONS, WARRANTS AND PREFERRED STOCK. In connection with the Merger, all outstanding shares of Carnival Air Common Stock will be converted into an aggregate of 9,523,810 shares of Common Stock, which will constitute approximately 46% of the then outstanding shares of Common Stock. Assuming exercise of all outstanding options and warrants to purchase shares of Common Stock (including the Warrants issued in connection with the sale of the Preferred Stock), an aggregate of 4,748,000 shares, the current shareholders of Pan Am will own approximately 44% of the then outstanding Common Stock. For illustrative purposes only, assuming a market price of $8.00 and full conversion of the Preferred Stock, an aggregate of 5,234,375 shares of Common Stock will be issued and the current shareholders of Pan Am will own approximately 37% of the outstanding Common Stock. Alternatively, for illustrative purposes only, if the market price of the Preferred Stock were either $4.00 or $10.50, and all of such shares were converted (assuming a 20% discount to market), an aggregate of 10,468,750 shares (at a market price of $4.00) would be issued or approximately 4,062,893 shares (at a market price of $10.50) would be issued and upon such conversions, the current shareholders of Pan Am would own approximately 32% (at a $4.00 market price) or 38% (at a $10.50 market price) of the outstanding Common Stock. For a description of the terms of the Preferred Stock, see "Plan of Distribution." The terms on which the Company may obtain additional financing may be adversely affected by the existence of such options and warrants and Preferred Stock. The holders of such options and warrants may exercise them and the holders of the Preferred Stock may convert them at a time when Pan Am might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by Pan Am's outstanding securities. Further, as discussed in "Recent Developments," Pan Am may in the near future issue and sell shares of a new series of preferred stock. In addition, holders of the Preferred Stock and certain of the options and warrants have registration rights and the exercise of such rights may involve substantial expense to the Company.

        POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. Pan Am's Board of Directors is authorized to issue up to an additional 99,500,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any shares of preferred stock. The issuance of any series of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could further be used by the Board as a device to prevent a change in control favorable to the Company. Holders of preferred stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such preferred stock could make the possible takeover of Pan Am or the removal of management of Pan Am more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their Common Stock and adversely affect the voting and other rights of the holder of Common Stock, or depress the market price of the Common Stock.

        POTENTIAL CONTROL BY CERTAIN SHAREHOLDERS. Following the consummation of the Merger, a trust of which Mr. Arison is beneficiary (the "Arison Trust"), which is the principal shareholder of Carnival Air, will own approximately 43% of the outstanding Common Stock without giving effect to the issuance of (i) approximately 4,748,000 shares of Common Stock issuable upon the exercise of outstanding options and warrants to purchase Common Stock and (ii) approximately 5,234,375 shares of Common Stock issuable upon conversion of the Preferred Stock (assuming, for purposes of example only, a market price of $8.00 and a discount to market of 20% and full conversion of such shares). Such level of stock ownership may be sufficient to control the management policies of Pan Am and exercise control over matters requiring shareholder approval, including the election of directors, the adoption of amendments to Pan Am's Articles of Incorporation and the approval of mergers and sales of all or substantially all of the Company's assets which may deter a potential suitor from making a tender offer or otherwise attempting to obtain control of Pan Am, even if such events might be favorable to the Company's shareholders. Neither Mr. Arison nor the Arison Trust currently own any options or warrants to purchase shares of Common Stock or any shares of the Preferred Stock. It should further be noted that pursuant to the Merger Agreement, upon the request of Mr. Arison, the Company shall cause Mr. Arison and/or Mr. Frank to be nominated to Pan Am's Board of Directors and to use reasonable efforts that are taken with respect to all other nominees to the Board of Directors to have such persons elected to the Board of Directors so long as Mr. Arison, directly or indirectly, beneficially owns more than 5% of the issued and outstanding shares of Common Stock.

        RISKS ASSOCIATED WITH GROWTH; ACQUISITIONS AND OTHER CORPORATE TRANSACTIONS. Pan Am intends to expand its operations as it adds aircraft to its fleet and enters new markets. Pan Am's growth may also take the form of acquisitions or mergers with other airline operations. The resulting growth in Pan Am's operations, such as the Merger, may strain Pan Am's management and operational resources. Pan Am's future success will depend in large part upon its ability to expand and manage its organization as its operations expand. Pan Am's failure to manage growth effectively, such as the Merger, could have a material adverse effect on Pan Am's results of operations and financial condition and on its ability to execute its expansion plans. Under Pan Am's existing regulatory certificates, it is limited to operating not more than eight airplanes. Carnival Air's existing regulatory certificates do not limit the number of aircraft it may operate. Following the Merger, Pan Am plans to maintain its and Carnival Air's existing regulatory certificates independently and operate both airline subsidiaries under the "Pan Am" brand. Although the DOT does not have direct jurisdiction to approve or disapprove the Merger, it always has jurisdiction to review a certified carrier's ability to be fit as an air carrier. Based on such fitness review, the DOT could determine that, as a result of the Merger, Carnival Air and/or Pan Am may not continue to be fit to be an air carrier, in which case changes in either of the companies' operating or capital structure may be necessary to insure the continuing fitness of Carnival Air and/or Pan Am. Such determination by the DOT could have a material adverse effect on Pan Am and its prospects. See "Risk Factors--Government Regulation."

        Additionally, acquisitions or mergers could result in material changes in Pan Am's financial condition and operating results. As consideration for any future acquisition, Pan Am may pay cash, incur indebtedness or issue debt or equity securities. Moreover, each potential acquisition target may present its own unique problems with respect to financial condition or other matters. There can be no assurances that any perceived benefits of any such acquisition, including without limitation, the Merger, will be realized.

        None of the Company's officers, directors, promoters, their affiliates or associates have had any significant discussions with and there are no present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of any acquisition or merger. Additionally, in accordance with the provisions of the Florida Business Corporation Act, the Company intends to submit any transactions between the Company and its directors or principal shareholders and their affiliates to a committee of disinterested members of the Company's Board of Directors or to require approval of such transactions by a majority of the disinterested members of the Board of Directors. Pan Am does not intend to seek shareholder approval for any acquisitions, including those involving management, unless required by law or the rules of the securities exchange upon which the Common Stock is traded.

        START-UP ENTERPRISE. Pan Am is a start-up airline with limited resources in the highly competitive airline industry. Pan Am is not a successor to nor should Pan Am be confused with Former Pan Am which ceased operations in 1991. The rights and obligations of Former Pan Am were discharged in bankruptcy. In connection with the bankruptcy proceedings, the various "Pan Am" tradenames, trademarks and other intellectual property rights previously owned by Former Pan Am were purchased and were subsequently assigned to Pan Am. In addition, certain of Pan Am's employees, including Mr. Martin R. Shugrue, Jr., President and Chief Executive Officer of Pan Am, were once employed by Former Pan Am.

        LIMITED OPERATING HISTORY. The Company was formed to operate a low fare, full service airline under the "Pan Am" name. Although many of the Company's managerial and supervisory personnel have had substantial airline industry experience, and some have worked together in the past, the Company has a limited operating history. There is no assurance that the Company will be profitable in the future.


        COMPETITION. Pan Am and Carnival Air face significant and varying competition from a large number of airlines. Their competitors include many airlines which are larger and have greater financial resources. They also face competition from other carriers pursuing low-cost/low-fare strategies similar to theirs. Airlines compete for travel customers in a variety of ways, including wholesaling discounted seats to tour operators, promoting to travel agents prepackaged tours for sale to retail customers, and selling discounted, excursion airfare products to the public. As a result, Pan Am and Carnival Air generally must compete for customers against the lowest revenue-generating seats of other airlines. Other airlines may meet or price their fares below the fares set by Pan Am or Carnival Air or introduce new non-stop service between cities served by Pan Am and Carnival Air which may prevent them from attaining load factors necessary to maintain profitable operations. Pan Am's and Carnival Air's ability to compete successfully on the basis of price depends on their ability to operate at costs equal to or lower than their competitors or potential competitors. In addition, competitors with greater financial resources than Pan Am may have the financial capacity to price their fares below Pan Am's or Carnival Air's fares or increase their service on routes served by Pan Am or Carnival Air, which could adversely affect Pan Am's or Carnival Air's profitability. In this regard, competitors are more likely to react to competition on long-haul routes such as the ones Pan Am intends to service as such routes tend to be the most profitable. Apart from the need for certain government licenses and the need for and the availability of financing, there are few barriers to entry into the airline business in the United States. Since 1990, the DOT has received in excess of 58 new applications for approval to operate a scheduled airline and in excess of 45 new applications for approval to operate as a charter or cargo carrier. A number of small airlines with low-cost/low-fare strategies have commenced operations in recent years. Pan Am may face competition from existing and new start-up airlines in selected markets from time to time.

        TRADEMARK MATTERS. Pan Am believes that the various "Pan Am" trade names, trademarks and other intellectual property rights (collectively, the "Pan Am Intellectual Property") are valuable assets that are important to the long term success of its business. Accordingly, the occurrence of any event which diminishes the reputation or visibility of the "Pan Am" brand could materially and adversely affect the Company and its prospects. There can be no assurance that Pan Am will have the financial and other resources necessary to enforce the Pan Am Intellectual Property from infringement by others. In addition, while Pan Am has recorded all registered trademarks included in the Pan Am Intellectual Property with the United States Patent and Trademark Office, it has until recently been unable to effect certain foreign registrations because of the failure of Eclipse Holdings, Inc. ("Eclipse") to execute and deliver certain assignments. Eclipse had initially submitted the winning bid in bankruptcy court to purchase the Pan Am Intellectual Property, but was unable to secure financing for its bid and subsequently assigned its rights to purchase the Pan Am Intellectual Property to Pan Am. Pan Am has obtained an injunction against Eclipse compelling Eclipse to execute and deliver the required assignment documentation. Eclipse has appealed such order and has also filed an action against Pan Am challenging Pan Am's ownership to the Pan Am Intellectual Property. Pan Am management believes that this action will be resolved in Pan Am's favor and that the likelihood of an unfavorable outcome for Pan Am in this matter is remote. However, in the event that Pan Am does not prevail, the loss of Pan Am's rights to the Pan Am Intellectual Property would have a material adverse effect on Pan Am. In addition, although Pan Am is not a successor to Former Pan Am, certain foreign creditors of Former Pan Am might seek within their foreign jurisdictions to recover debts of Former Pan Am from Pan Am or Pan Am's property (including the Pan Am Intellectual Property) if Pan Am were to commence operations in certain foreign countries. Pan Am management does not have any plans to commence operations in any foreign countries where this may be a problem and does not believe that any such claims are meritorious.

        DEPENDENCE ON KEY PERSONNEL. Pan Am is dependent on the active participation of its principal executive officers. Pan Am has entered into an employment agreement with Mr. Martin R. Shugrue, Jr., President and Chief Executive Officer of Pan Am, and is currently obtaining a key person life insurance policy on Mr. Shugrue. However, the loss of services of Mr. Shugrue or any other of Pan Am's principal executive officers could materially and adversely affect the business of Pan Am and its future prospects. In addition, Pan Am's ability to continue operations will be dependent upon its ability to attract and retain additional qualified management personnel. Competition for qualified management personnel in the airline industry is intense, and there can be no assurance that Pan Am will be able to attract and retain such personnel.


        OPERATIONS DEPENDENT UPON LIMITED FLEET; AVAILABILITY OF ADDITIONAL AIRCRAFT; INTEGRATION OF DIFFERENT AIRCRAFT. Pan Am leases five A300 aircraft and Carnival Air's fleet currently consists of 21 aircraft. Because of its small fleet size and limited number of routes, Pan Am, both now and following the Merger, may be at a competitive disadvantage compared to other airlines that can spread their operating costs across more equipment and routes and retain connecting traffic (and revenue) within their much more extensive route networks. In the event one or more of its aircraft were to be lost or unexpectedly removed from service for maintenance, repairs or other reasons, any resulting interruption in Pan Am's services or any difficulty experienced in fulfilling its obligations under any aircraft lease agreements could materially and adversely affect Pan Am's service, reputation and profitability. In the event of a loss of an aircraft, there can be no assurance that a suitable replacement aircraft could be located or that, if located, Pan Am could acquire or contract for the use of such an aircraft on favorable terms. Any extended interruption of operations due to the loss of an aircraft or unavailability due to unscheduled maintenance or repair, or the lack of availability of substitute aircraft, could have a material adverse effect on Pan Am. In the event of a breakdown or other unscheduled maintenance on Pan Am's aircraft at locations on Pan Am's route system where Pan Am does not have maintenance employees, significant delays could be incurred in completing such work. Since reliable service is important to Pan Am's business, any interruption of service could materially and adversely affect Pan Am's service, reputation and operating results. When Pan Am experienced problems associated with delays in delivery of the leased planes, Pan Am was forced to "wet-lease" additional planes at substantially higher costs to the Company than it would have incurred if its leased planes had been timely delivered. Pan Am cannot predict if additional aircraft may be available on satisfactory terms or at the time needed for additional growth. Such potential unavailability of additional aircraft for lease at favorable prices and terms could adversely impact Pan Am's operations. Pan Am commenced operations intending initially to primarily utilize the A300 aircraft. Carnival Air has a variety of aircraft comprised of A300s, Boeing 737-400s, 737-200s and 727- 200s. Maintaining a fleet of different types of aircraft will require Pan Am to maintain a more costly infrastructure and will necessitate maintaining separate maintenance and operating programs and spare parts for each type of aircraft. This more costly infrastructure could have a material adverse effect on the financial condition of Pan Am following the Merger.

        AIRPORT AND GATE ACCESS. Pan Am presently operates over 22 daily scheduled departures from 6 cities and Carnival Air presently operates over 50 daily scheduled departures from 16 cities. Operations at a number of airports, including New York's John F. Kennedy International Airport, are regulated by governmental authorities through "slot" allocations. Each slot represents governmental authorization to take off or land at the particular airport during a specified time period. Slots may be purchased or leased from their current owners and lessees. There can be no assurance that Pan Am and Carnival Air will be able to obtain or retain slots at these airports at acceptable prices or for suitable times. Moreover, any other conditions, such as operating curfews, that would deny or limit Pan Am's or Carnival Air's access to the airports which either one intends to utilize or currently utilizes or that diminishes the desire or ability of potential customers to travel between any of those cities may have a materially adverse effect on Pan Am's business. In addition, Pan Am will be required to acquire gate access at each airport. Gates may be limited in some airports, which would adversely affect Pan Am's operations.

        EMPLOYEE RELATIONS. Pan Am's operating plan is based in part on the premise that it will operate initially with lower personnel costs than many established airlines principally due to significantly lower base salaries of personnel. There can be no assurance that Pan Am will be able to attract and retain qualified personnel at these lower base salaries or, if realized, that any such advantages would exist for any extended period of time. Pan Am's employees are currently not represented by a labor union. In September 1996, the Air Line Pilots Association ("ALPA") successfully organized the pilot group at Carnival Air and became the collective bargaining representative as the result of a secret ballot conducted by the National Mediation Board. Although ALPA has been certified and notified Carnival Air that it wants to negotiate an initial collective bargaining agreement, no negotiating sessions have commenced. In May 1997, the Association of Flight Attendants ("AFA") successfully organized the flight attendant group at Carnival Air and became the certified collective bargaining representative as the result of a secret ballot election conducted by the National Mediation Board. Although the AFA has been certified by the National Mediation Board and has notified Carnival Air that it is in the process of serving notice to begin negotiations regarding an initial collective bargaining agreement, currently negotiations have not commenced. In July 1997, the Transport Workers Union ("TWU") successfully organized the dispatcher group at Carnival Air and became the certified collective bargaining representative as the result of a secret ballot election conducted by the National Mediation Board.

        Carnival Air believes that it has lower labor costs than many airlines, principally due to its relatively favorable salary and wage rates and greater flexibility in using part-time personnel. There can be no assurance that it will continue to realize these advantages over higher cost air carriers for an extended period of time. Upon consummation of the Merger, ALPA, AFA and TWU will in all likelihood petition to the National Mediation Board to have the Board issue a determination that Pan Am and Carnival Air are a single carrier for labor representation purposes. The likely goal of ALPA, AFA and TWU is to each become the collective bargaining representative for the Pan Am pilot, flight attendant and dispatcher groups that are currently unrepresented. Such unionization of Pan Am's employees could materially increase Pan Am's labor costs which could have a material adverse effect on Pan Am.


        RELIANCE ON OTHERS. Pan Am and Carnival Air have entered into agreements with contractors, which may include other airlines, to provide certain facilities and services required for their respective operations, including among others, ground facilities, aircraft maintenance, ticketing, baggage handling and other ground services. Generally, all of these agreements are subject to termination by either party after 30 to 90 days' notice. Pan Am's and Carnival Air's reliance upon independent contractors to provide essential services is intended to provide greater flexibility as their respective needs change and to take advantage of the expertise offered by others, but may result in increased costs in the ordinary course of business. In addition, the efficiency, timeliness and quality of contract performance is beyond each party's direct control and any operating difficulties experienced by these contractors may adversely affect their respective operations. If the cost of these services increase substantially, the operating results of Pan Am would be adversely affected.


        AIRCRAFT MAINTENANCE AND REPAIRS. Maintenance and related costs can vary significantly from period to period as a result of unscheduled repairs and maintenance, government mandated inspection and maintenance programs and the time needed to complete required maintenance checks. The incurrence of substantial additional maintenance expenses for its aircraft could have a material adverse effect on Pan Am following the Merger.

        START-UP LOSSES AND CASH REQUIREMENTS. Generally, when Pan Am commences new routes, its load factors and yields are lower and its advertising and other promotional costs are higher, which results in start-up losses. These start-up losses frequently require a substantial amount of cash to fund. Pan Am may have other substantial cash needs as it expands, including cash required to fund increases in accounts receivable, prepaid expenses and prepaid maintenance and to fund aircraft deposits as additional aircraft are leased or purchased.

        AGING AIRCRAFT.

        (a) MAINTENANCE AND RELIABILITY. In general, the cost of maintaining older aircraft exceeds the cost of maintaining newer generation aircraft. Older aircraft are usually subject to more Airworthiness Directives ("ADs") promulgated by the FAA than newer aircraft, and are required to undergo extensive structural inspections and modifications on an ongoing basis after 20 years in service. Although none of Pan Am's aircraft are over 20 years old, four of Carnival Air's aircraft are over 20 years old and are therefore subject to certain criteria of this program. Pan Am may acquire additional aircraft in the future that are subject to ADs. Pan Am may also be required to comply with any other future aging aircraft issues, regulations or ADs. There can be no assurance, however, that Pan Am's cost of maintenance (including costs to comply with ADs relating to Carnival Air's aircraft and other aging aircraft requirements) will not significantly exceed management's estimates. In the event Pan Am needs to replace parts or components it does not already own, they may not be readily available in the marketplace. If Pan Am is unable to obtain necessary parts or components in a timely manner, the Company's flight operations could be adversely affected. In addition, even if such parts or components are available, a shortage of supply could result in an increase in procurement costs that may adversely affect Pan Am's operating costs. There can be no assurance that Pan Am's or Carnival Air's aircraft will continue to be sufficiently reliable in the future.


        (b) STAGE 3 COMPLIANCE. The Federal Airport Noise and Capacity Act of 1990 ("ANCA") is intended to convert the nation's commercial jet service to quieter Stage 3 operations by requiring phaseout of Stage 2 operations (as defined in Part 36 of the Federal Aviation Regulations) by December 31, 1999, subject to certain exceptions. In general, airlines' fleets must be brought into compliance with Stage 3 noise level requirements in phases: 50% by December 31, 1996, 75% by December 31, 1998 and full compliance by December 31, 1999. Carnival Air currently operates 14 Stage 3 aircraft and 7 Stage 2 aircraft. Pan Am's current fleet, as of March 31, 1997, satisfied 100% Stage 3 compliance.

        Although Carnival Air is in compliance with and is fully committed to meeting ANCA's interim and final noise compliance requirements, management is continuing to evaluate the economic impact of alternatives for retrofitting or replacing Carnival Air's Stage 2 aircraft. Carnival Air expects that the current cost to install hush kits is approximately $2.5 million for each B727-200 and approximately $1.3 million for each B737-200 aircraft. Carnival Air may also achieve compliance through newly available alternatives to hush kits which may be more cost effective, by selling one or more of the Stage 2 aircraft owned by Carnival Air, by terminating one or more aircraft leases, or by acquiring additional aircraft that already satisfy Stage 3 requirements.

        To date, Carnival Air has not installed hush kits on any of its aircraft; it nevertheless remains in current compliance with ANCA. According to current regulations, different aircraft types (i.e. widebody versus narrowbody) are subject to different compliance standards. In the event Pan Am does not acquire additional compliant aircraft types following the Merger such as the widebody or similar aircraft, or begin to install hush kits on its aircraft in 1997 through 1998 with installations completed by January 1, 2000 to meet the Stage 3 requirements for its existing fleet, Pan Am's operational fleet size could be significantly reduced. Such an aircraft fleet reduction would have a material adverse effect on Pan Am's results of operations and financial condition. There can be no assurance that the costs of acquiring and installing hush kits on its aircraft thereof will not exceed management's estimates, be economically feasible, or that the installation will be completed on a timely basis. There can be no assurance that the FAA will continue to certify the type of hush kit selected by Carnival Air or that it will not materially and adversely affect the cost and operating reliability of Pan Am's and Carnival Air's aircraft.

        (c) FUEL EFFICIENCY. Because of the relative age of Pan Am's and Carnival Air's fleet, Pan Am's and Carnival Air's aircraft tend to be less fuel efficient than newer generation aircraft.

Additionally, Carnival Air's fleet has been operating without hush kits, and once the hush kits are installed, there can be no assurance that the operation of the aircraft will prove to be economically feasible because of fuel and range restrictions resulting from the less fuel efficient operation of hush kitted aircraft. A significant increase in the price of fuel could therefore result in a disproportionately higher increase in Pan Am's operating costs following the Merger than its competitors that use more fuel efficient aircraft.

        ADDITIONAL RISKS ATTENDANT TO THE MERGER; LIMITED TERMINATION PROVISIONS. The Merger Agreement provides for very limited circumstances under which a party may terminate the Merger Agreement. The incurrence of substantial operating losses by Carnival Air or a material adverse change in the financial condition, operations or prospects of Carnival Air would not, in and of itself, provide Pan Am with a basis to terminate the Merger Agreement. Additionally, it is not a condition to Pan Am's obligations to close the Merger Agreement that the representations and warranties of Carnival Air made upon execution be true and correct. Thus, even if Carnival Air's significant operating losses continue or increase or Carnival Air experiences other substantial material adverse changes, Pan Am could nevertheless be required to close the transaction. Additionally, Pan Am is required to consummate the Merger even if it faced a significant lawsuit (short of an injunction) relating to the Merger and even if the DOT substantially restricted Carnival Air's operations (short of a complete shutdown). Requiring Pan Am to close the transaction under such circumstances could have a material adverse effect on Pan Am.

        SUBSEQUENT REGISTRATION OF STOCK; SHARES ELIGIBLE FOR FUTURE SALE. In addition to the Registration Statement, the Company has filed or is in the process of filing other registration statements with the SEC covering (i) 2,380,953 shares of Common Stock to be issued in connection with the Merger; and
(ii) the resale of certain other shares of Common Stock. All of such securities will be registered for sale to the public for the respective accounts of the holders of such securities. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could materially and adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital in the future through the sale of its securities.


        FOREIGN OWNERSHIP RESTRICTIONS. The Federal Aviation Act of 1958, as amended (the "Federal Aviation Act") prohibits non-United States citizens from owning more than 25% of the voting interest of any company, such as Pan Am, that owns a United States air carrier. Consistent with these restrictions, the Company's Articles of Incorporation provide that no shares of the Company's outstanding voting securities (including, without limitation, the Common Stock issuable upon the conversion of any of the Company's Preferred Stock) may be voted by or at the direction of persons who are not United States citizens unless such shares are registered on a separate stock record maintained by the Company for non-United States holders (the "Foreign Stock Record"). The Company's Bylaws further provide that no shares of Common Stock held by non-United States citizens will be registered on the Foreign Stock Record if the amount so registered would exceed federal foreign ownership restrictions.

        In addition, the Company's Articles of Incorporation provide that, to the extent the voting interest in the Company owned or controlled by non-United States citizens in the aggregate exceeds such percentage of the voting interest in the Company as would exceed federal foreign ownership restrictions, the Company has the right to redeem or exchange such shares through the payment of cash, securities of the Company having equivalent value or a combination thereof.

        These provisions have the effect of limiting the voting interest in the Company held by nonUnited States citizens to an amount consistent with federal foreign ownership restrictions and may help prevent non-United States citizens from obtaining control of a voting interest in the Company greater than that permitted under federal foreign ownership restrictions. The restrictions may also have the effect of rendering the assumption of control of the Company by a non-United States citizen more difficult, and may discourage the accomplishment of a given transaction even if it is favorable to the Company's shareholders. Accordingly, these restrictions could have an adverse effect upon the value of the Company's stock.


        VOLATILITY OF STOCK PRICE. There can be no assurances that an active trading market for the Common Stock will be sustained subsequent to the Merger. The market price of the Common Stock may be subject to significant fluctuations in response to Pan Am's operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that either have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

        NO DIVIDENDS. Pan Am has not paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Pan Am intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business following the Merger.

        CARNIVAL AIR FACILITY LEASE. Carnival Air's training and principal maintenance facility at the Ft. Lauderdale International Airport, as well as Carnival Air's adjacent purchasing and storage facility, are leased on a month-to-month basis from the Broward County Airport Authority. Management believes that month-to-month airport facility leases are prevalent in the airline industry. However, there can be no assurance that Carnival Air will be able to continue to lease such Ft. Lauderdale airport facilities and any termination of such Ft. Lauderdale airport leases could have a material adverse effect on the Company.


        CONTRABAND RISK. The inherent nature of the air cargo business and applicable FAA regulations require Pan Am and Carnival Air to maintain security and safety policies to ensure safe operation of their aircraft. Pan Am and Carnival Air maintain extensive security and safety checks conducted on a daily basis which include cargo searches, x-rays of freight and investigative searches for seeking out hazardous materials, weapons, explosive devices and illegal freight. Additionally, Pan Am and Carnival Air generally conduct searches for contraband shipments in foreign countries at the point of origin prior to departure of the shipment to the United States. Customers are required to inform Pan Am and Carnival Air of the nature and composition of the transported freight on the airway manifest bill. Notwithstanding these procedures, Pan Am or Carnival Air may transport contraband which could result in fines, penalties, flight bans or possible damage to the aircraft.


        SEASONALITY OF BUSINESS. The airline business is significantly affected by seasonal factors. As a result, Pan Am may experience reduced demand during the second and fourth quarters, which are typically slower periods for the airline industry. Pan Am's business would also be adversely affected by unusual weather conditions that interrupt flight service.

        LOW MARGIN AND FIXED COST BUSINESS. The airline industry is characterized by low gross profit margins and high fixed costs. The expenses of each flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers, in fare pricing or in traffic mix could have a disproportionate effect on operating and financial results. Accordingly, a minor shortfall from expected revenue levels could have a material adverse effect on Pan Am's growth or its financial performance.

        FUEL. Fuel is a major component of operating expense for all airlines. Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world. Pan Am estimates its fuel costs at between 15% and 20% of total expenses, although these estimates are dependent upon global energy prices. Aviation fuel costs are quite volatile and reached over 30% of industry-wide costs in the early 1980s. Pan Am has no agreement with any fuel suppliers assuring the availability and price stability of fuel. As a result of the foregoing, the future cost and availability of fuel to Pan Am cannot be predicted, and substantial price increases or the unavailability of adequate fuel supplies could have a material adverse effect on Pan Am's operations and profitability. In addition, larger airlines may have a competitive advantage because they pay lower prices for higher quantities of fuel. Pan Am intends generally to follow industry trends by raising fares in response to significant fuel price increases. However, Pan Am's ability to pass on increased fuel costs through fare increases may be limited by economic and competitive conditions.

        GOVERNMENT REGULATION. Pan Am and Carnival Air are subject to regulation by the DOT and the FAA under the provisions of Title 49 of the United States Code, and by certain other governmental agencies. The DOT regulates principally economic issues affecting air service, including, among other matters, air carrier certification and fitness, insurance, certain leasing arrangements, allocation of international route rights, authorization of proposed scheduled and charter operations, tariffs, advertising, consumer protection and competitive practices.


        Each of Pan Am and Carnival Air is also subject to the jurisdiction of and regulation by the FAA primarily with respect to aircraft maintenance and operations generally, including flight operations, equipment maintenance, aircraft noise, ground facilities and equipment, flight dispatch, communications, training and licensing of flight crews, maintenance and flight dispatch personnel, flight time, aircraft registration and inspection and other matters relating to air safety. The FAA requires each air carrier to obtain and maintain an operating certificate and certificates of airworthiness for all of its aircraft. The FAA has the authority to suspend temporarily or revoke permanently the operating authority and certificates of Pan Am or its licensed personnel for failure to comply with FAA regulations and to assess civil penalties for such failures. Pan Am's flight personnel, flight and emergency procedures, aircraft and maintenance facilities will be subject to periodic inspections and tests by the FAA. Pan Am believes that the FAA often applies strict scrutiny to the operations of small, newer airlines to ensure proper compliance with FAA regulations making them susceptible to regulatory demands that can negatively impact their operations. A modification, suspension or revocation of any of Pan Am's DOT or FAA authorizations or certificates could have a material adverse effect upon the Company. See also "Risk Factors--Aging Aircraft."


        Pan Am remains subject to an eight aircraft limitation on its DOT certificate . As a result of a host of industry circumstances since May 1996, as previously described, there can be no assurance that Pan Am will be able to persuade the DOT to increase the number of aircraft permitted to be flown under Pan Am's DOT certificate . Carnival Air's existing regulatory certificates do not limit the number of airplanes it may operate.



        Pan Am's and Carnival Air's maintenance activities involve the use of materials which are regulated as hazardous under federal, state and local law. Each company is required to maintain programs to protect the safety of its employees who use these materials and to manage and dispose of any waste generated by the use of these materials in compliance with all such laws. In addition, Pan Am and Carnival Air are subject to compliance with standards for aircraft exhaust emissions promulgated by the Environmental Protection Agency pursuant to the Clean Air Act of 1970, as amended. More generally, Pan Am and Carnival Air are also subject to federal, state and local regulations relating to protection of the environment and to discharge of materials into the environment. Pan Am and Carnival Air are also subject to regulations adopted by the various local authorities which operate the airports served throughout the route networks, including but not limited to aircraft noise regulations and curfews.

While Pan Am and Carnival Air intend to maintain all appropriate government licenses and to comply with all appropriate standards, there can be no assurance that such licenses can be maintained or that such standards will not be changed in the future.


        Given the recent ValuJet incident and the current concern for airline safety, Pan Am and other new entrant airlines will likely come under increased scrutiny from various governmental agencies, including without limitation, the DOT and the FAA. It appears that companies that outsource maintenance operations may receive particularly heightened attention. Additionally, as a result of such events, it has been suggested that the FAA will be substantially restructured. It is impossible for Pan Am to predict the impact of such increased scrutiny or restructuring on its ability to timely procure all required licenses from governmental agencies or upon its future operations.

        INSURANCE COVERAGE. Pan Am and Carnival Air are vulnerable to potential losses which may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and the resulting temporary or permanent loss from service, but also potential claims of injured passengers and others. Pan Am and Carnival Air are required by the DOT to carry liability insurance on each aircraft. Carnival Air currently maintains public liability insurance in the amount of $750 million per incident; Pan Am currently maintains public liability insurance in the amount of $1 billion per any single incident . Although Carnival Air and Pan Am currently believe their insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed or that Pan Am or Carnival Air will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on the business, financial condition and results of operations of Pan Am or Carnival Air, and could seriously inhibit passenger acceptance of Pan Am's and Carnival Air's services.

                                 USE OF PROCEEDS


        No additional consideration is payable upon conversion of the Preferred Stock. Upon exercise of the Warrants, the Company will receive proceeds of approximately $9.35 per Warrant exercised with respect to Warrants issued in connection with sales of the Series A Preferred Stock and $9.23 per Warrant exercised with respect to Warrants issued in connection with sales of the Series B Preferred Stock, before deducting related expenses. See "Plan of Distribution." The Company will use the proceeds received upon exercise of the Warrants for general working capital purposes.



                              PLAN OF DISTRIBUTION


GENERAL

        In March 1997, the Company authorized the issuance of 250,000 shares of Series A Preferred Stock. On March 31, 1997, the Company completed the sale of an aggregate of 150,000 shares of Series A Preferred Stock pursuant to those certain Convertible Preferred Stock Purchase Agreements (the "Series A Agreements") dated the same date between Pan Am and various purchasers (the "Series A Holders"). Such transaction resulted in gross proceeds of $15 million and net proceeds of approximately $14.42 million, respectively, to the Company. The Series A Agreements further provide that certain Series A Holders are obligated to purchase 100,000 additional shares of Series A Preferred Stock, with such additional purchase contingent only upon the closing of the Merger. In addition to the Series A Preferred Stock, the Series A Holders received in the aggregate, Warrants to purchase 401,070 shares of Common Stock at an exercise price equal to 110% of the Series A Fixed Price (as defined below) with a term of three years.


        In May 1997, the Company authorized the issuance of 250,000 shares of Series B Preferred Stock. On May 14, 1997, and July 29, 1997, the Company completed the sale of an aggregate of 185,000 shares of Series B Preferred Stock pursuant to those certain Series B Convertible Preferred Stock Purchase Agreements dated the same date between Pan Am and various purchasers (the "Series B Holders"). Such transaction resulted in aggregate gross proceeds of $18.5 million and net proceeds of approximately $17.6 million, respectively, to the Company. In addition to the Series B Preferred Stock, the Series B Holders received in the aggregate, Warrants to purchase 382,229 shares of Common Stock at an exercise price equal to $9.23 with a term of three years.


TERMS OF SERIES A PREFERRED STOCK; CONVERSION; REDEMPTION


        Each share of Series A Preferred Stock has a stated value equal to $100 per share and a term of three years. Each share of Series A Preferred Stock cumulates dividends at the rate per share (as a percentage of stated value per share) equal to 8% per annum, payable in shares of Series A Preferred Stock in arrears on the date that the Series A Preferred Stock becomes convertible into shares of Common Stock. The Series A Preferred Stock is convertible at the option of the Series A Holders into shares of Common Stock (following the registration of such underlying shares of Common Stock) at the lesser of a fixed price (the "Series A Fixed Price") or a floating price (the "Series A Floating Price") (the Series A Fixed Price or the Series A Floating Price is sometimes hereinafter referred to as the "Series A Conversion Price"). The Series A Fixed Price is equal to $8.50 per share (subject to one reset option). The Series A Floating Price is a discount to market beginning at 97%, with such discount increasing 1% per month until said discount reaches 80%. Each share of Series A Preferred Stock is convertible into shares of Common Stock equal to the stated value per share divided by the applicable Series A Conversion Price (the "Series A Conversion Ratio"). Upon the expiration of the three year term, each share of Series A Preferred Stock will be mandatorily converted into shares of Common Stock at such Series A Conversion Ratio. Pan Am also has the option to redeem the Series A Preferred

Stock for a cash value equal to the value of the shares of Common Stock issuable upon conversion at such 80% discount, plus the issuance of a warrant to purchase shares of Common Stock in an amount equal to the value of the Series A Preferred Stock so redeemed, with an exercise price equal to the Series A Fixed Price and a term expiring on March 18, 2000. The Series A Preferred Stock is subject to a performance adjustment in favor of the Company to the Series A Fixed Price if the Common Stock increases by greater than 40%. In no event shall a holder of shares of Series A Preferred Stock (or Warrants) be entitled to receive shares of Common Stock to the extent that the sum of (a) the number of shares of Common Stock beneficially owned by the Series A Holder and (b) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock (or Warrants) would result in beneficial ownership by the Series A Holder of more than 4.9% of the outstanding shares of Common Stock.


        The Series A Preferred Stock ranks prior to all classes or series of equity securities of Pan Am, including Common Stock, and, except as otherwise provided by law, the Series A Preferred Stock has no voting rights. Upon any liquidation, dissolution or winding-up of the Company, the Series A Holders shall be entitled to receive out of the assets of the Company, for each share of Series A Preferred Stock, an amount equal to the stated value, plus an amount equal to the accrued but unpaid dividends per share, before any distribution or payment is made to the holders of any junior securities. The Series A Preferred Stock has full priority over the Series B Preferred Stock in the event of liquidation of the Company.

TERMS OF SERIES B PREFERRED STOCK; CONVERSION, REDEMPTION


        Each share of Series B Preferred Stock has a stated value equal to $100 per share and a term of three years. The Series B Holders are entitled to cumulative dividends at a rate per share (as a percentage of stated value per share) equal to 7.25% per annum payable in shares of Common Stock in arrears, the number of shares of which are determined by dividing the aggregate cash value of such dividends payable by the closing bid price per share of Common Stock on the day prior to the date on which the Series B Holder specifies that a Series B conversion into shares of Common Stock is to be effected. For nine months following the date that the Series B Preferred Stock is first issued (the "Series B Issuance Date"), the Series B Preferred Stock is convertible at the option of the Series B Holders into shares of Common Stock (following the registration of such underlying shares of Common Stock) at a fixed price (the "Series B Fixed Price"); thereafter, the Series B Preferred Stock is convertible at the lesser of the Series B Fixed Price or a floating price (the "Series B Floating Price") (the Series B Fixed Price or the Series B Floating Price, whichever applicable, is sometimes hereinafter referred to as the "Series B Conversion Price"). The Series B Fixed Price is equal to $8.39. The Series B Floating Price is a discount to market beginning at 97%, with such discount increasing 1.5% per month until said discount reaches 80%. Each share of Series B Preferred Stock is convertible into shares of Common Stock equal to the stated value per share divided by the applicable Series B Conversion Price (the "Series B Conversion Ratio"). Upon the expiration of the three year term, each share of Series B Preferred Stock will be mandatorily converted into shares of Common Stock at such Series B Conversion Ratio. Pan Am also has the option to redeem the Series B Preferred Stock for (i) a cash value equal to the value of the shares of Common Stock issuable upon conversion at such 80% discount, (ii) a cash value equal to all accrued dividends payable and (iii) the issuance of a warrant to purchase shares of Common Stock in an amount equal to the value of the Series B Preferred Stock so redeemed, with an exercise price equal to the Series B Fixed Price and a term expiring on May 15, 2000. The Company has the option to convert the Series B Preferred Stock into shares of Common Stock at any time at the lesser of the Series B Fixed Price, or the Series B Floating Price at the 80% discount. The Company will not require such conversion if such conversion will cause a Series B Holder to either own more than 4.9% of the outstanding shares of Common Stock or file a Schedule 13D or Schedule 13G under the Exchange Act.

        The Series B Preferred Stock ranks prior to all classes or series of equity securities of Pan Am, including Common Stock, except for the Series A Preferred Stock. Except as otherwise provided by law, the Series B Preferred Stock has no voting rights. Upon any liquidation, dissolution or winding-up of the Company, the Series B Holders shall be entitled to receive out of the assets of the Company, for each share of Series B Preferred Stock, an amount equal to the stated value, plus an amount equal to the accrued but unpaid dividends per share, before any distribution or payment is made to the holders of any junior securities.

SHAREHOLDER APPROVAL REQUIREMENT


        At Pan Am's Annual Meeting of Shareholders, currently scheduled for September 26, 1997 (the "Annual Meeting"), shareholders are being asked to vote on a number of matters including, among others, the issuance of Common Stock in connection with the Merger and the issuance of Common Stock upon conversion of the Preferred Stock. Approval of the issuance of Common Stock upon the conversion of the Preferred Stock is being sought in accordance with the requirements of Section 713(a)(ii) of the AMEX Listed Company Manual, which requires, as a prerequisite to listing additional shares on the AMEX, shareholder approval when such shares are to be issued in connection with a transaction involving the sale or issuance by the Company of Common Stock (or securities convertible into Common Stock) equal to 20% or more of presently outstanding Common Stock for less than the greater of book or market value of the Common Stock. The Preferred Stock was considered to be issued for less than the greater of book or market value of the Common Stock as the Series A Floating Price and the Series B Floating Price was set at a discount to market at the date of issuance of 97%.


        The terms of the Preferred Stock provide that if, at the time of conversion, the aggregate number of shares of Common Stock issuable equals or exceeds 20% of the outstanding Common Stock on the date of issuance of the Preferred Stock (the "Issuable Maximum"), then the Company will be obligated to either (i) obtain shareholder approval for such issuance within ninety days of receipt of the conversion notice in accordance with the requirements of the AMEX or (ii) effect the conversion of only that number of shares of Preferred Stock that upon conversion into Common Stock would not exceed the Issuable Maximum, with the remaining portion of the shares of Preferred Stock subject to a mandatory repurchase by the Company. In the event that the requisite shareholder approval is not obtained, either at the Annual Meeting or at a future meeting, the Company will be required to repurchase that number of shares of Preferred Stock which if converted into shares of Common Stock would result in issuing shares of Common Stock in excess of the Issuable Maximum.

                                 TRANSFERABILITY

        The shares issuable upon conversion of the Preferred Stock and the exercise of the Warrants will be freely transferable in the hands of persons other than affiliates of the Company. The Common Stock is listed and principally traded on the AMEX under the symbol "PAA." Neither the Preferred Stock nor the Warrants themselves, however, have been registered under applicable federal and state securities laws and are not admitted to trading on any exchange. The Preferred Stock and the Warrants may be transferred only pursuant to an effective registration statement under the Act or in a transaction exempt from registration under the Act.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered in this Prospectus will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Suite 2200, Miami, Florida 33130-1557.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


        The audited financial statements of Carnival Air included on page 4 of the Company's Current Report on Form 8-K dated August 29, 1997, which is incorporated herein by reference, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following statement sets forth the estimated amount of expenses to be borne by Pan Am Corporation (the "Registrant") in connection with the offering:

SEC Registration Fee..................................................$  18,681
Legal and Accounting Fees and Related Expenses.......................    25,000
Miscellaneous Expenses ...............................................    6,319
                                                                       --------

        TOTAL FEES AND EXPENSES.......................................$  50,000
                                                                       ========
ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent permitted in such statute. With respect to the indemnification of the Registrant's directors and officers, the Registrant's Amended and Restated Articles of Incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in existence now or hereafter. In addition, the Registrant carries insurance permitted by the laws of the State of Florida on behalf of its directors and officers which may cover liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. These provisions do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16.  EXHIBITS

        The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

Exhibit              Description
- -------              -----------

4.1 Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated May 15, 1997).

4.2 Bylaws of Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-4, filed on June 19, 1996 (Registration No. 333-4350)).

5.1 Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding the legality of the securities being registered.

23.1      Consent of Deloitte & Touche LLP.


23.2      Consent of Price Waterhouse LLP.


23.3 Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).

24.1 Power of Attorney (included with signature pages to this Registration Statement).


ITEM 17.  UNDERTAKINGS

(d)   The Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (1)(a)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act, the Registrant, has duly caused this Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 8th day of September, 1997.


                           PAN AM CORPORATION

                           By: /s/ MARTIN R. SHUGRUE, JR.
                               -----------------------------------------------
                               Martin R. Shugrue, Jr., Chief Executive Officer
                                              and President


                                POWER OF ATTORNEY


        Pursuant to the requirements of the Securities Act, this Amendment has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                            TITLE                              DATE
- ---------                            -----                              ----
        *                            Chairman of the Board              September 8, 1997
- ------------------------------
Charles E. Cobb, Jr.

        *                            Vice Chairman of the Board         September 8, 1997
- ------------------------------
Phillip Frost, M.D.

/s/ MARTIN R. SHUGRUE, JR.           President, Chief Executive         September 8, 1997
- ------------------------------       Officer, Director
Martin R. Shugrue, Jr.

        *                            Director                           September 8, 1997
- ------------------------------
John J. Sicilian

        *                            Director                           September 8, 1997
- ------------------------------
Richard C. Pfenniger, Jr.

        *                            Director                           September 8, 1997
- ------------------------------
Hershel F. Smith, Jr.

/s/ JOHN J. OGILBY, JR.              Chief Financial Officer and        September 8, 1997
- ------------------------------       General Counsel
John J. Ogilby, Jr.                  (Principal Financial Officer)

/s/ ROBERT COILE                     Vice President-Finance and         September 8, 1997
- ------------------------------       Accounting
Robert Coile                         (Chief Accounting Officer)

* By:/s/ MARTIN R. SHUGRUE, JR.
     ------------------------------
     Martin R. Shugrue, Jr.
     Attorney-In-Fact pursuant to
     Power of Attorney



                                  EXHIBIT INDEX


EXHIBIT
NUMBER                   DESCRIPTION
- -------                  -----------

5.1 Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding the legality of the securities being registered.

23.1                Consent of Deloitte & Touche LLP

23.2                Consent of Price Waterhouse LLP